EXHIBIT 2


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 5)

                     Santa Anita Realty Enterprises, Inc.
                         Santa Anita Operating Company

                               (Name of Issuer)

                                 Common Stock
                       (Titles of Classes of Securities)

                                  801209206
                                  801212101
                                --------------
                               (CUSIP Numbers)

                              W. Edward Scheetz
                    c/o Apollo Real Estate Advisors, L.P.
                         1301 Avenue of the Americas
                           New York, New York 10019
                          Telephone: (212) 261-4000
                 --------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)
                               With a copy to:

                            Patrick J. Foye, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                              New York, NY 10022
                          Telephone: (212) 735-2274

                                April 8, 1997
            -----------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

            If the filing person has previously filed a statement on
  Schedule 13G to report the acquisition which is the subject of this
  Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box: [ ]

            Check the following box if a fee is being paid with the statement: [ ]




                               SCHEDULE 13D


CUSIP NO.
          -----------------
----------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APOLLO REAL ESTATE INVESTMENT FUND II, L.P.

----------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) |X|
                                                                   (b) |_|
----------------------------------------------------------------------------
3      SEC USE ONLY

----------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF

----------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d)  or 2(e)                                              |_|

----------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

----------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
        SHARES               0
     BENEFICIALLY    -------------------------------------------------------
       OWNED BY         8    SHARED VOTING POWER
         EACH                989,900
      REPORTING      -------------------------------------------------------
        PERSON          9    SOLE DISPOSITIVE POWER
         WITH                0
                     -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
----------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
----------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                           |_|
----------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
----------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
----------------------------------------------------------------------------

                               SCHEDULE 13D


CUSIP NO.
          -----------------
---------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         APOLLO REAL ESTATE ADVISORS II, L.P.
---------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) |X|
                                                                  (b) |_|
---------------------------------------------------------------------------
3      SEC USE ONLY

---------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC, OO
---------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                |_|

---------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

---------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
        SHARES               0
     BENEFICIALLY    ------------------------------------------------------
       OWNED BY         8    SHARED VOTING POWER
         EACH                989,900
      REPORTING      ------------------------------------------------------
        PERSON          9    SOLE DISPOSITIVE POWER
         WITH                0
                     ------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
---------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
---------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                          |_|
---------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
---------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       PN
---------------------------------------------------------------------------

                               SCHEDULE 13D


CUSIP NO.
          -----------------
--------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         KOLL ARCADIA INVESTORS, LLC

--------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |X|
                                                                 (b) |_|
--------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------
4      SOURCE OF FUNDS
       AF

--------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                          |_|


--------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
        SHARES               0
     BENEFICIALLY    -----------------------------------------------------
       OWNED BY         8    SHARED VOTING POWER
         EACH                989,900
      REPORTING      -----------------------------------------------------
        PERSON          9    SOLE DISPOSITIVE POWER
         WITH                0
                     -----------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
--------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
--------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                       |_|
--------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating
--------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------

                               SCHEDULE 13D


CUSIP NO. ----------------
-------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       KOLL ARCADIA LLC
-------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) |X|
                                                                (b) |_|
-------------------------------------------------------------------------
3      SEC USE ONLY

-------------------------------------------------------------------------
4      SOURCE OF FUNDS
       WC

-------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEMS 2(d) or 2(e)                                       |_|

-------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware
-------------------------------------------------------------------------
      NUMBER OF         7    SOLE VOTING POWER
        SHARES               0
     BENEFICIALLY    -----------------------------------------------------
       OWNED BY         8    SHARED VOTING POWER
         EACH                989,900
      REPORTING      -----------------------------------------------------
        PERSON          9    SOLE DISPOSITIVE POWER
         WITH                0
                     -----------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                             989,900
--------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       989,900
--------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                      |_|
--------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       8.6% of Realty; 8.7% of Operating

--------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON
       OO
--------------------------------------------------------------------------

 .     This Amendment No. 5 amends and supplements the following
Items of the Schedule 13D, as amended (the "Schedule 13D"), of Apollo Real Estate Advisors II, L.P., Apollo Real Estate Investment Fund II, L.P., Koll Arcadia Investors, LLC and Koll Arcadia LLC originally filed on October 24, 1996 with the Securities and Exchange Commission with respect to the Paired Common Stock of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company. Unless otherwise indicated, all capitalized terms used but not defined herein have the meanings set forth in the Schedule 13D.

Item 4. Purpose of Transaction.

              Item 4 is hereby amended to include the following:

      On April 8, 1997, KAI and Colony each submitted a revised proposal to recapitalize the Companies (the "Revised Recapitalization"), providing up to $28.50 per Paired Share in cash to the Companies' stockholders. The proposals of KAI and Colony are separate and independent, and the obligations of KAI and Colony in connection with the proposed Revised Recapitalization are independent obligations and therefore not conditioned on each other. Neither KAI nor Colony have authorized the other to act as its agent and they are not intending to create any agency, partnership or similar relationship between them prior to the consummation of the Revised Recapitalization. KAI's and Colony's offers to consummate the Revised Recapitalization will only remain open through April 11, 1997. Principal terms of the proposed Revised Recapitalization include:

      RECAPITALIZATION CONSIDERATION. In the Recapitalization, the Companies would (i) pay a special cash dividend of $11 per Paired Share to all current shareholders (the "$11 Special Dividend") and (ii) commence a self-tender offer to purchase up to 5,600,000 Paired Shares
(the "Self Tender") in which current stockholders of the Companies would have the option, in addition to payment of the $11 Special Dividend, to ( x) retain their existing Paired Shares, (y) receive $17.50 in cash per Paired Share or (z) receive per Paired Share an additional $12 in cash together with one warrant to purchase one Paired Share at $16.25 per Paired Share for a seven year period. None of KAI, Colony nor any of their affiliates intends to tender any Paired Shares in the Self Tender.
In the Recapitalization, KAI and Colony would cause the Companies to distribute up to an aggregate of $237.6 million to stockholders of the Companies.

      TRANSACTION STRUCTURE. In connection with the Transaction, two newly formed limited liability companies will be formed by causing (i) Realty to contribute substantially all of its properties and assets, subject to substantially all of its liabilities, to a newly formed limited liability company (the "Realty LLC"), and (ii) Operating and its subsidiaries to contribute substantially all of their properties and operating assets, subject to substantially all of their liabilities, to another limited liability company (the "Operating LLC" and together with Realty LLC, the "LLCs"). In exchange for contributing their assets to the LLCs, the Companies shall receive the number of LLC units equal to the current number of outstanding Paired Shares. Such LLC units would not be publicly traded but would be subject to the same pairing restrictions as the Paired Shares. Substantially all future business activities of the Companies will be conducted through the LLCs as the operating entities.

      TRANSACTION EQUITY FINANCING. To consummate the Recapitalization, subsequent to the payment of the $11 Special Dividend, (i) KAI would purchase 4,909,091 common units of the LLCs (the "LLC Units") at a price equal to $11 per LLC Units, or $54 million in the aggregate, and (ii) Colony would purchase 3,272,727 Units, or $36 million in the aggregate. The LLC Units would be exchangeable on a one-for-one basis into Paired Shares, subject to REIT ownership limitations.

      In addition, (i) KAI would purchase 1,615,385 convertible pre-ferred LLC units or shares of convertible preferred stock (the "Preferred LLC Units") at $13 per Unit, or $21 million in the aggregate, and (ii) Colony would purchase 1,076,923 Preferred LLC Units at $13 per Unit, or $14 million in the aggregate. Distributions on the Preferred LLC Units would accrue at 12% per annum for three years and then become payable on a current basis. The Preferred LLC Units would be convertible by the holder into Paired Shares at $13 per share (a conversion ratio of one-to-one) and will be convertible (at a conversion ratio of one-for-one) at the Companies' option on or after the third anniversary of the issuance date.

      DEBT FINANCING. A nationally recognized financial institution has indicated its interest in loaning up to $200 million to Realty LLC. Such amount will include (i) a four year loan of $95 million, with interest floating monthly at a premium over one-month LIBOR, secured by, among other things, a first mortgage lien on the Santa Anita racetrack, improvements (the "Racetrack") and surrounding land (the "Excess Land"); and (ii) a two year loan of up to $40 million, with interest floating monthly at a premium over one-month LIBOR, secured by, among other things, 100% of the proceeds from sales of certain non-core assets of the Company, excluding the Racetrack and Excess Land. Approximately $60 million of such loan will be used for general business purposes. Realty would guarantee such loans.

      STAND-BY PURCHASE. Gotham Partners, L.P. has committed to pur-chase on a stand-by basis up to 5,600,000 warrants, for $5.50 per warrant, or up to $30.8 million in the aggregate (the "Gotham Warrants") less specified fees. Each Gotham Warrant will entitle Gotham to purchase one Paired Share or one LLC Unit, at the election of the Companies, for a seven year period at $16.25 per security, as adjusted. To the extent that Gotham purchases Paired Shares through the exercise of the Gotham Warrants, the Companies will have the right to purchase a corresponding number of LLC Units at $16.25 per LLC Unit, as adjusted. Pursuant to the terms of the Letter Agreement, Gotham would purchase from the Companies one Gotham Warrant for each Paired Share purchased by the Companies pursuant to the $17.50 all cash election under the Self-Tender. It is not expected that Gotham would tender any Paired Shares into the Self-Tender.

      FORWARD PURCHASE. Pursuant to the terms of a letter of intent, dated as of April 8, 1997, by and among KAI, Colony and Franklin Mutual Advisors, Inc. ("Franklin"), Franklin will make a forward purchase commitment to purchase from KAI and Colony at cost, immediately upon the consummation of the Revised Recapitalization, 15% of the aggregate amount of the LLC Units and Preferred LLC Units purchased by KAI and Colony pursuant to the terms of the Revised Recapitalization (the "Franklin Forward Purchase"). It is not expected that Franklin would tender any Paired Shares into the Self-Tender.

      In addition, Gotham has the right to purchase from KAI, Colony and Franklin, at cost, immediately following consummation of the Franklin Forward Purchase, $6.7 million in the aggregate of the LLC Units and Preferred LLC Units purchased by KAI, Colony and Franklin pursuant to the terms of the Revised Recapitalization and the Franklin Forward Purchase. Furthermore, in the event the aggregate purchase price of the Gotham Warrants to be acquired by Gotham less specified fees (such difference, the "Net Equity Investment") is less than $20 million, then Gotham would be entitled to co-invest on the same economic basis with KAI, Colony and Franklin in the equity of the Companies and the LLCs for a total investment in such equity of $20 million less the Net Equity Investment.

      GOVERNANCE. Following the completion of the Recapitalization, the Boards of Directors of the Companies would consist of 11 persons, of whom
(i) three would be representatives of KAI, (ii) three would be representatives of Colony, (iii) three would be independent directors, ( iv) one is expected to be a representative of Gotham and (v) one is

expected to be a representative of Franklin. The LLCs will each have a Board of Member Representatives which will replicate the composition of the Boards of the Companies. In addition, upon consummation of the Recapitalization, the Companies will appoint certain new executive officers.

      On April 10, 1997, a representative of KAI indicated that each of KAI and Colony was prepared to enhance the terms of the Revised Recapitalization by increasing to up to $30.50 the aggregate amount of cash provided to the Companies' stockholders and increasing the purchase price of the LLC Units from $11 to $13 per LLC Unit. A representative of KAI also informed a representative of Morgan Stanley that such revised offers would be open until 10:00 a.m., West Coast time on April 11, 1997. Following the failure of the Companies to respond, KAI and Colony allowed their enhanced offer to expire.

      In light of the failure of the Companies to respond to KAI's enhanced offer, KAI is considering various alternatives available to it.

Item 7. Material to be filed as Exhibits.

            Item 7 is hereby amended to include the following:
            (3)  Letter, dated April 8, 1997, from KAI and Colony to the
                 Companies.

            (4)  Press Release, dated April 11, 1997.



                                SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    April 10, 1997

                  APOLLO REAL ESTATE INVESTMENT FUND II, L.P.
                        By:   Apollo Real Estate Advisors II, L.P.
                              Managing Member

                        By: Apollo Real Estate Capital Advisors II, Inc. General Partner


                              By:  /s/ Michael D. Weiner
                                  -------------------------------
                              Name:  Michael D. Weiner
                              Title: Vice President,
                                     Apollo Real Estate Capital
                                     Advisors II, Inc.

                  APOLLO REAL ESTATE ADVISORS II, L.P.

                        By: Apollo Real Estate Capital Advisors II, Inc. General Partner


                              By:  /s/ Michael D. Weiner
                                  --------------------------------
                              Name:  Michael D. Weiner
                              Title: Vice President,
                                     Apollo Real Estate Capital
                                     Advisors II, Inc.

                  KOLL ARCADIA INVESTORS, LLC

                        By:   Apollo Arcadia LLC
                              Member


                              By: /s/ Michael D. Weiner
                                  -------------------------------
                              Name:  Michael D. Weiner


                  KOLL ARCADIA LLC

                              By:  /s/ James C. Watson
                                   ------------------------------
                              Name:       James C. Watson

Koll Arcadia Investors, LLC           Colony Capital, Inc.
4343 Von Karman Avenue                1999 Avenue of the Stars
Newport Beach, CA 92660               Los Angeles, CA  90067

April 8, 1997


Santa Anita Realty Enterprises, Inc.
Santa Anita Operating Company
Boards of Directors
285-301 West Huntington Drive
Arcadia, California 91066

Gentlemen:

            On behalf of Koll Arcadia Investors, LLC ("KAI") and Colony Capital, Inc. ("Colony"), enclosed please find copies of a formal proposal from both KAI and Colony relating to their revised proposed recapitalization (the "Recapitalization Proposal") of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company (together, the "Santa Anita Companies").

            We firmly believe that the Recapitalization Proposal provides the stockholders of the Santa Anita Companies with superior value and is in the best long term interest of the Santa Anita Companies.

            KAI and Colony have each undertaken considerable effort and expense to develop the Recapitalization Proposal. Accordingly, KAI's and Colony's offer to consummate the Recapitalization Proposal shall remain open through April 11, 1997. In addition, the Santa Anita Companies and its affiliates hereby agree that during the 15 day period beginning on the date the Santa Anita Companies execute this letter agreement, they shall not, and they shall use their best efforts to cause their respective officers, employees, agents and financial advisers not to, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than from KAI and Colony and their respective officers, employees and agents, relating to any acquisition or purchase of any of the assets (other than in the ordinary course of business) of, or any equity interest in, the Santa Anita Companies or any of their affiliates or any merger, consolidation, restructuring, recapitalization or business combination involving the Santa Anita Companies or any of their affiliates, (ii) participate in any discussions or negotiations, including any existing or ongoing discussions and negotiations, regarding the foregoing or furnish to any person or entity information concerning the Santa Anita Companies or any of their affiliates in connection with the foregoing, (iii) authorize any officer or agent to do any of the foregoing or (iv) otherwise cooperate in any way with, or assist, facilitate, encourage, or participate in any effort or attempt by any other person or entity to do or seek any of the foregoing.

            KAI, Colony and their respective advisors are prepared to meet with you and the Special Committees to answer any additional questions you or the Special Committees may have. Please call Bill Scully at (212) 261-4052 or Kelvin Davis at (310) 282-8820 at your earliest convenience so that we may move the process forward.

            If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.

                              Very truly yours,

                              KOLL ARCADIA INVESTORS, LLC

                              By:_______________________________
                                 Name:
                                 Title:

                              COLONY CAPITAL, INC.

                              By:______________________________
                                 Name:
                                 Title:


Confirmed and agreed to as of
the date first above written

SANTA ANITA REALTY ENTERPRISES, INC.

By:________________________________
   Name:
   Title:

SANTA ANITA OPERATING COMPANY

By:__________________________________
   Name:
   Title:

cc:   Ron D. Sturzenegger,
      Morgan Stanley & Co. Incorporated

                                  TERM SHEET

            Set forth below are the terms of a proposal by Koll Arcadia Investors, LLC ("KAI") and Colony Investors II, L.P. ("Colony") relating to the recapitalization (the "Transaction") of Santa Anita Realty Enterprises, Inc. ("Realty") and Santa Anita Operating Company ("Operating", and together with Realty, the "Companies"). Although presented together in this term sheet for ease of reference, the obligations of KAI and Colony in connection with the proposed Transaction are independent obligations and neither KAI nor Colony have authorized the other to act as its agent and they are not intending to create any agency, partnership or similar relationship between them prior to the consummation of the Transaction.

Transaction Structure:       In connection with the Transaction, two newly
                             formed limited liability companies will be formed by causing (i) Realty to contribute substantially all of its properties and assets, subject to substantially all of its liabilities, to a newly formed limited liability company (the "Realty LLC"), and
                             (ii) Operating and its subsidiaries to
                             contribute substantially all of their
                             properties and operating assets, subject to substantially all of their liabilities, to another limited liability company (the
                             "Operating LLC" and together with Realty
                             LLC, the "LLCs"). In exchange for contribut-ing their assets to the LLCs, the Companies shall receive the number of LLC units equal to the current number of outstanding Paired
                             Shares. Such LLC units would not be publicly traded but would be subject to the same pairing restrictions as the Paired Shares.
                             Substantially all future business activities of the Companies will be conducted through the LLCs as the operating entities.

Transaction Consideration:   In the Transaction, the Companies would (i)
                             pay a special cash dividend of $11 per
                             Paired Share to all current shareholders
                             (the "$11 Special Dividend") and (ii)
                             commence a self-tender offer to purchase up to 5,600,000 Paired Shares (the "Self-
                             Tender") in which current stockholders of the Companies would have the option, in addition to receiving the $11 Special
                             Dividend, to (x) retain their existing
                             Paired Shares, (y) receive $17.50 in cash per Paired Share or (z) receive per Paired
                             Share an additional $12 in cash together with one warrant to purchase one Paired
                             Share at $16.25 per Paired Share for a seven year period (the "Warrant"). None of KAI,
                             Colony nor any of their affiliates in-
                             tends to tender any Paired Shares in the Self-Tender. In the aggregate, KAI and Colony would cause to be distributed up to $237.6 million to the shareholders of the Companies.

                             In the event any shareholder does not
                             participate in the Self-Tender and such
                             shareholder does not exchange Paired Shares for units of the LLCs, and, as a result, following the consummation of the Self-Tender, such shareholder's percentage ownership of Paired Shares could cause Realty to fail to qualify or be disqualified as a REIT, then the Companies, pursuant to
                             Section 7.5 of the By-Laws of Realty and
                             Section 6.5 of the By-Laws of Operating, could call for purchase from such shareholder such number of Paired Shares sufficient to maintain or bring the direct or indirect ownership of Paired Shares into conformity with the REIT requirements.

Conversion of Paired
Shares to Units:             KAI and Colony and/or Franklin Mutual
                             Advisors, Inc. ("Franklin") and Gotham
                             Partners, L.P. ("Gotham") will each exchange currently owned Paired Shares or Preferred
                             Shares for LLC Units so that no person owns an amount of the outstanding Paired Shares upon consummation of the Transaction that would jeopardize the REIT qualification requirements.

Transaction Financing:

                             Investment by KAI and Colony

                             (i) KAI would purchase 4,909,091 common
                             units of the LLCs (the "LLC Units") at a price equal to $11 per LLC Unit, or $54 million in the aggregate, and (ii) Colony would purchase 3,272,727 LLC Units, or $36 million in the aggregate. The LLC Units would be exchangeable on a one-for-one basis into Paired Shares, subject to REIT ownership limitations.

                             In addition, (i) KAI would purchase
                             1,615,385 convertible preferred LLC units or shares of convertible preferred stock (the "Preferred LLC Units") at $13 per unit, or $21 million in the aggregate, and (ii) Col-ony would purchase 1,076,923 Preferred LLC Units at $13 per unit, or $14 million in the aggregate. Distributions on the Preferred LLC Units would accrue at 12% per annum for three years and then become payable on a current basis. The Preferred LLC Units would be convertible by the holder into Paired Shares at $13 per share (a conversion ratio of one-for-one) and will be convertible (at a conversion ratio of one-for-one) at the Companies' option on or after the third anniversary of the issuance date.

                             Debt Financing

                             A nationally recognized financial
                             institution (the "Financial Institution") has offered to lend up to $200 million to Realty LLC. Such amount will include (i) a four year loan of $95 million (the
                             "Racetrack Loan") secured by, among other things, (a) a first mortgage lien on the Santa Anita racetrack, improvements (the "Racetrack") and surrounding land (the
                             "Excess Land"), (b) a first priority lien on all excess cash flow from the racetrack, (c) a first priority security interest in all other tangible and intangible property of Realty; and (ii) a two year loan of up to


                             $40 million (the "Non-Core Asset Loan" and together with the Racetrack Loan, the "Loans") secured by, among other things, (a) 100% of the proceeds from sales of certain non-core assets of the Company, excluding the Racetrack and Excess Land (the "Non-Core Assets"), (b) 100% of the cash flow from the Non-Core Assets, (c) 100% of the excess cash flow from the Racetrack, except to the extent required to conform to REIT distribution requirements, and (d) cash on hand at the time of purchase. The interest rate on the Racetrack Loan will float monthly at one-month LIBOR plus 412.5 basis points. The interest rate on the Non-Core Asset Loan will float monthly at one-month LIBOR plus 412.5 basis points during the first year and will float monthly at one-month LIBOR plus 462.5 basis points during the second year. Approximately $60 million of such loan will be used for general business purposes. In addition, the Companies will grant the Financial Institution warrants to purchase up to 1,440,000 Paired Shares or a similar number of LLC Units at a strike price equal to $27 per share less any dividends paid to existing stockholders of the Companies contemporaneously with the Transaction for four years. Realty will guarantee the Loans.

                             Stand-By Purchase

                             Pursuant to the terms of a letter agreement, dated as of January 28, 1997 (the "Letter Agreement")(attached hereto as Exhibit A), by and between Gotham and KAI, Gotham has committed to purchase on a stand-by basis up to 5,600,000 warrants, for $5.50 per warrant, or up to $30.8 million in the aggregate (the "Gotham Warrants") less specified fees. Each Gotham Warrant will entitle Gotham to purchase one Paired Share or one LLC Unit, at the election of the Companies, for a seven year period at $16.25 per security, as adjusted. To the extent that Gotham purchases Paired Shares through the exercise of the Gotham Warrants, the Companies will have the right to purchase a corresponding number of LLC Units at $16.25 per LLC Unit, as adjusted. Pursuant to the terms of the Letter Agreement, Gotham would purchase from the Companies one Gotham Warrant for each Paired Share purchased by the Companies pursuant to the $17.50 all cash election under the Self-Tender. It is not expected that Gotham would tender any Paired Shares into the Self-Tender.

                             Forward Purchase

                             Pursuant to the terms of a letter of intent, dated as of April 8, 1997, by and among KAI, Colony and Franklin (attached hereto as Exhibit B), Franklin will make a forward purchase commitment to purchase from KAI and Colony at cost, immediately upon the consummation of the Transaction, 15% of the aggregate amount of LLC Units and Preferred LLC Units purchased by KAI and Colony pursuant to the terms of the Transaction (the "Franklin Forward Purchase").

                             In addition, Gotham has the right to
                             purchase from KAI, Colony and Franklin, at cost, immediately following the consummation of the Franklin Forward Purchase, $6.7 million in the aggregate of the LLC Units and Preferred LLC Units purchased by KAI, Colony and Franklin pursuant to the terms of the Transaction and the Franklin Forward Purchase. In addition, in the event the aggregate purchase price of the Gotham War-rants to be acquired by Gotham less specified fees (such difference, the "Net Equity Investment") is less than $20 million, then Gotham would be entitled to co-invest on the same economic basis with KAI, Colony and Franklin in the equity of the Companies of the LLCs for a total investment in such equity of $20 million less the Net Equity Investment.

Tax Treatment:               The formation of the LLCs, including Realty's
                             contribution of its core assets (subject to the Racetrack Loan) to Realty LLC, will generally be treated as a tax-free capital contribution to a limited liability company for Federal income tax purposes. After the formation of the LLCs, Realty will hold its LLC units with the same aggregate tax basis applicable to the core assets it contributed to the LLC. Realty's tax basis in its LLC units will not be reduced by the amount of the Loans assumed by Realty LLC in the formation because Realty will guarantee the Loans.

                             Following the formation, Realty LLC will hold the core assets at a tax basis equal to that at which Realty held them prior to the formation. On the occurrence of Realty LLC's sale of the core assets or its payments of principal with respect to the Loans, Realty will realize gain or ordinary income, respectively, in its capacity as a member of the Realty LLC and the guarantor of such debt. Pursuant to the REIT rules, Realty


                             will be required to distribute such gain or income to its shareholders in the year such gain or income is realized.
                             The $11 Special Dividend will be a tax-free return of Realty's current shareholders' basis to the extent Realty has no tax earnings and profits from other sources in the taxable year of the Transaction. To the extent the $11 Special Dividend exceeds a Realty shareholder's basis in its Realty stock, it will be taxable as gain from the sale or exchange of such stock. Such capital gain will be long term if such shareholder held such stock for more than one year prior to the $11 Special
                             Dividend.

                             Each Realty shareholder selling shares
                             pursuant to the Self-Tender will recognize
                             capital gain or loss in an amount equal to
                             the difference between $17.50 and the tax
                             basis of the stock sold by such shareholder,
                             as adjusted to reflect the effect, if any,
                             of the $11 Special Dividend thereon. Such
                             capital gain will be long term if such
                             shareholder held such stock for more than
                             one year prior to the Self-Tender.
Existing Opera-
tions/Business Plan:         Please see Exhibit C.

Future Share Valuation:      KAI and Colony expect the post-
                             Transaction value of the Paired Shares to reflect a well communicated strategy to aggressively maximize value in three distinct areas: (i) acquisitions of assets which best utilize the paired share REIT structure and KAI's and Colony's operat-ing expertise, (ii) horse racing efficiencies and (iii) development of excess land owned by Realty.

                             KAI and Colony expect to achieve material improvement in financial performance beginning in 1998, after they have conducted an extensive review of strategic alternatives. See Exhibit C for two summary pro forma scenarios for the Companies through the year 2002 together with relevant material assumptions.

                             KAI and Colony expect the post-Transaction
                             Paired Shares to trade on the basis of
                             anticipated future dividend yields and funds from operations, consistent with valuation parameters for other paired share REITs (see Exhibit D). KAI and Colony do not expect the Companies to pay dividends in excess of those required to maintain REIT status.

Governance:                  Following completion of the Transac-
                             tion, the Boards of Directors of the
                             Companies would consist of 11 persons, of whom three would be representatives of KAI, three would be representatives of Colony, three would be independent directors, one would be a representative of Gotham and one would be a representative of Franklin. The Boards of the Companies will each establish Executive Committees each consisting of three directors, of whom two would be representatives of Apollo and one would be a representative of Colony. The
                             LLCs will each have a Board of Member
                             Representatives which will replicate the composition of the Boards of the Companies, including the establishment of Executive
                             Committees. In addition, upon consummation of the Transaction, the Companies and LLCs will appoint the officers set forth on Exhibit C.

                             Exchange of LLC Units for Paired Shares: KAI and Colony will each have the option at any time after one year to tender all or any of its LLC Units or Preferred LLC Units to Realty and Operating. Tenders will be in pairs representing the same percentage interests in Realty LLC and Operating LLC. If LLC Units or Preferred LLC Units are tendered, the Companies will have the option to deliver, in exchange for such tendered units, either or both of (i) Paired Shares representing ownership of the Companies equivalent to the percentage ownership of the LLCs, as represented by the tendered LLC Units or Preferred LLC Units, or (ii) cash equal to the market value of such Paired Shares; provided, however, that while Realty is a qualified REIT it will not issue in an exchange Paired Shares which would cause any person to own, directly, indirectly or constructively, more than 9.8% of the Paired Shares outstanding at the time of the exchange.

Registration Rights:         Holders of LLC Units or Preferred LLC Units
                             will have the right to cause resale of the Paired Shares receivable upon an exchange of LLC Units or Preferred LLC Units to be registered under Federal and state securities laws.

Transaction Protection:      The Companies would agree not to initiate
                             any contact with, solicit, encourage or
                             enter into or continue any discussions,
                             negotiations, understandings or agreements with, anyone other than KAI or Colony (a
                             "Third Party") with respect to, or furnish


                             or disclose any non-public information
                             regarding Realty, Operating or their
                             subsidiaries, including the LLCs, to any Third Party in connection with any competing transaction proposal from a Third Party. Notwithstanding the foregoing, to the extent the Boards of Realty and Operating could be required by their fiduciary duties as determined in good faith on the written advice of the Companies' outside counsel, at any time prior to the approval by the Companies' stockholders of the Transaction,
                             (i) Realty and Operating may, in response to an unsolicited request furnish non-public information with respect to Realty and Operating or their subsidiaries to any Third Party pursuant to a customary confidentiality and standstill agreement and discuss that information but not a Competing Transaction Proposal (as defined in the Amended and Restated Formation Agreement, dated as of October 24, 1996 and as amended as of January 7, 1997 (the "Amended Formation Agreement"), by and among the Companies and Colony) with the Third Party and (ii) upon the receipt by Realty or Operating of a Competing Transaction Proposal from a Third Party, if the Board of each of Realty and Operating has reasonably determined that the transaction contemplated by the Competing Transaction Proposal, if consummated, would constitute an Alternative Transaction (as defined in the Amended Formation Agreement), then Realty and Operating may participate in discussions and negotiations with the Third Party regarding the Competing Transaction Proposal.

                             At least ten business days prior to entering into definitive agreements with respect to an Alternative Transaction, Realty and Operating will deliver an Alternative Transaction Notice to KAI and Colony advising both of the determination by the Boards of Directors of the Companies that the transaction contemplated by the Competing Transaction Proposal would constitute an Alternative Transaction, which notice will include a summary of the Alternative Transaction. During such ten business day period, KAI and Colony may propose an improved transaction to the Companies.

Termination Fees/Expenses:   If prior to the approval of the stockholders
                             of the Companies of the Transaction (i)
                             Realty and Operating have delivered an
                             Alternative Transaction Notice to KAI and
                             Colony as provided for above, (ii) the terms


                             of the Alternative Transaction are not
                             modified in a manner adverse to Realty or Operating and (iii) Realty and Operating have paid a termination fee equal to $6 million to each of KAI and Colony and reimbursed KAI's and Colony's expenses related to the Transaction (including, with-out limitation, fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors and out-of-pocket expenses) up to $1 million each, then Realty and Operating may terminate their agreement with KAI and Colony and enter into an agreement with the Qualified Third Party (as defined in the Amended Formation Agreement) with respect to the Alternative Transaction described in the Alternative Transaction Notice provided to KAI and Colony as described above.

Documentation:               Subject to the terms and conditions set
                             forth herein and changes to reflect a
                             change in control transaction as well as such other changes as are mutually agreed, KAI and Colony would anticipate entering into a definitive agreement which contains the representations and warranties and closing conditions set forth in the Amended
                             Formation Agreement, and other provisions substantially similar to the Amended
                             Formation Agreement; provided, however,
                             that such definitive agreement shall not in-clude certain provisions and exhibits which were part of the Amended Formation
                             Agreement, including, but not limited to,
                             (i) Section 6.4 of the Amended Formation
                             Agreement, (ii) Sections 6.5 and 6.7 of each of the Realty Limited Liability Company
                             Agreement (Exhibit A to the Amended
                             Formation Agreement) and the Operating
                             Limited Liability Company Agreement
                             (Exhibit B to the Amended Formation
                             Agreement), (iii) the Services Agreement
                             (Exhibit F to the Amended Formation
                             Agreement) and (iv) the Standstill
                             Provisions (Exhibit L to the Amended
                             Formation Agreement).

Diligence Completed:         KAI and Colony have completed significant
                             due diligence on the Companies, including a review of company-supplied documents available in the "war room" as of December
                             1996. KAI and Colony have not reviewed addi-tional documentation provided as per the revised index dated January 16, 1997 and each received January 27, 1997 or done due diligence on the SEC disclosure issue raised in the Companies' recent press release but believes that it could do so within 10 business days of entering into exclusive


                             negotiations. The information most
                             pertinent to valuation issues which has not been received involves taxes (further detail on basis for owned assets and partnership properties) and operational data regarding horse racing. Although it appears that some of this data may have been provided in the data room recently, it is likely that KAI and Colony will require access to additional detailed information and to management responsible for racing operations to complete our analysis of the racing revenue and expense structure.

                             Upon entering into exclusive negotiations,
                             KAI and Colony will complete their
                             remaining due diligence on an expedited
                             schedule, predicated of course, upon the full cooperation of the companies and their respective personnel.

Authorizations:              This proposal is not subject to further
                             internal approvals by KAI, Apollo or Koll,
                             or by Colony or any of its affiliates.
Public Announcements:        All announcements regarding any agreed
                             transaction will be upon joint approval of the parties, subject to each party's legal obligations to make public announcements as required by events.

Other Terms and Condi-
tions: The Companies will amend the Rights Agreement to permit the commencement and closing of the transactions which are the subject of the Transaction without any such event or the passage of time resulting in the occurrence of the Distribution Date (as defined in the Rights Agreement).
                             Within thirty days of executing definitive documentation relating to the Transaction, Realty and Operating shall (i) prepare and file with the SEC a joint proxy statement to solicit proxies in connection with a special meeting of shareholders of the Companies to vote on the Transaction and (ii) call a stockholders meeting for the purpose of, among other things, approving the Trans-action and electing the KAI and Colony director nominees.

                             The Companies shall grant Koll Arcadia LLC options to purchase approximately 3% of the post-Recapitalization Paired Shares or LLC Units at an agreed exercise price on the date of the grant increasing on a formula basis over time.

Other Consider-
ations/Information:          The Companies will indemnify offi- cers
                             and directors of the Companies and the LLCs and vigorously defend any litigation relating to the Transaction.

Independent Proposals:       The proposals of KAI and Colony are separate
                             and independent. All negotiations relating to this Transaction shall involve both KAI and Colony.


FOR IMMEDIATE RELEASE               CONTACT:    OWEN BLICKSILVER
                                                FOR KAI AND COLONY
                                                212-303-7603
     KOLL ARCADIA INVESTORS, COLONY CAPITAL SUBMIT REVISED PROPOSALS
        AND WILL CONSIDER OTHER OPTIONS FOR SANTA ANITA COMPANIES;
           FRANKLIN TO BUY EQUITY IN RECAPITALIZED SANTA ANITA

NEW YORK/LOS ANGELES, April 11 -- Koll Arcadia Investors (KAI) and Colony Capital, Inc. today each announced that they had submitted revised proposals to recapitalize the Santa Anita Companies (NYSE: SAR), a "paired share" REIT based in Arcadia, CA. The investors noted their proposed transaction would provide up to $30.50 per share in cash to Santa Anita Companies' stockholders -- an increase from $27 offered in a proposal that expired on March 28.

The investors said they submitted a bid yesterday valued at $30.50 per share, under the provision that the Companies responded by today. The Companies have refused to respond to the enhanced proposal.

KAI and Colony said they were "shocked" at both the Companies' "failure to respond and to conduct meaningful negotiations with their largest shareholders, and the Companies continued silence about other potential transactions they might be considering."

Independently, KAI and Colony have said they will review "various alternatives available to them."

Under the terms of the latest proposal, KAI and Colony would contribute an aggregate of $136.2 million in new equity capital and would cause the Santa Anita Companies to distribute a special dividend of $11 per common share to all shareholders from the proceeds of a new financing. In addition, approximately $78.4 million of the $136.2 million would be used to fund a self-tender for 5.6 million SAR shares in which existing shareholders would be given the option to receive $19.50 in cash (in addition to the $11 per share special dividend) for each share acquired in the tender, or $14 in cash plus a warrant valued at $5.50. Gotham Partners, L.P. has agreed to act as a standby purchaser to acquire warrants from the Companies for stockholders choosing the cash option.

Accordingly, the KAI/Colony proposal will result in the distribution of approximately $250 million to Santa Anita stockholders. KAI and Colony would own approximately 71% of the recapitalized Companies following the transaction, and will receive a majority of seats or the Boards of Directors. Immediately upon completion of the transaction, Gotham will purchase $6.7 million of the stake purchased by KAI, Colony and Frank-lin Mutual Advisers, Inc. In addition, KAI and Colony have entered into a letter of intent with Franklin pursuant to which immediately upon completion of the transaction, Franklin will purchase from KAI and Colony the equivalent of a 15% stake in the recapitalized Companies. Both Franklin Mutual Advisers and Gotham Partners will also have a represen-tative on the Boards.

Representatives of KAI and Colony said "we have always believed it was in the best interests of all the shareholders for the Companies to engage in meaningful negotiations in a forum that will provide the highest value to shareholders. That requires putting all bidders on an equal playing field."

The representatives added that "the investors have made a good faith effort to submit a change of control bid that would put more equity into the Companies, return more cash to shareholders, lead to significantly accretive acquisitions, end seven months of uncertainty, and would be assured of shareholder approval."

KAI is an investment partnership comprised of principals of the Koll Companies and Apollo Real Estate Investors II, L.P., a $570 million equity fund. KAI had previously made a recapitalization proposal to the Companies and owns approximately 8.7% of the paired common stock of the Companies.

Colony Capital, Inc. is a Los Angeles-based investment firm which invests on behalf of Colony Investors II, L.P., a $625 million equity fund Colony had previously announced a planned strategic alliance with the Companies and owns approximately 8.0% of the paired stock of the Companies on a fully diluted basis.

Gotham Partners, L.P. is a New York-based investment fund and 5% shareholder of the Companies, which agreed to act as standby purchaser of warrants as part of KAI's previous offer.

Franklin Mutual Advisers, Inc. ("FMAI") is an investment adviser regis-tered under the Investment Advisers Act of 1940. Its clients include the series of funds comprising Franklin Mutual Series Fund Inc. FMAI is a wholly-owned subsidiary of Franklin Resources, Inc. ("FRI"), a diversified financial services organization. FRI's subsidiaries, including FMAI, manage over 120 of the investment companies comprising the Franklin Templeton Group of Funds.

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